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                                    EXHIBIT A
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                                  News Release

Date:             Thursday, May 30 2002

Contact:          J. W. Davis, President and CEO
                  MountainBank Financial Corporation (828) 693-7376

                  Leon Moore, Chairman, President and CEO
                  Cardinal Bankshares Corporation (540) 745-4191

Release Date:     For Immediate Release

           CARDINAL BANKSHARES CORPORATION AND MOUNTAINBANK FINANCIAL
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              CORPORATION ANNOUNCE AGREEMENT IN PRINCIPLE TO MERGE
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     FLOYD, VA. and HENDERSONVILLE, N.C. / May 29 / PR Newswire / -- The Boards
of Directors of Cardinal Bankshares Corporation (OTCBB: CDBK) and MountainBank Financial Corporation (OTCBB: MBFC) announced today that they have entered into a letter of intent whereby Cardinal Bankshares Corporation and MountainBank Financial Corporation would merge in a stock transaction valued at approximately $36.9 million. The merger transaction is subject to execution of a definitive merger agreement, the approval of the shareholders of both companies, and to receipt of required state and federal bank regulatory approvals. Subject to those contingencies, it is expected that the transaction will be consummated during the fourth quarter of 2002. The resulting company would be the eighth largest publicly traded bank holding company headquartered in North Carolina, with total assets in excess of $835 million and 20 banking offices. The transaction is expected to be structured as a tax free reorganization whereby Cardinal shareholders will receive a combination of MountainBank Financial common and convertible preferred stock valued at $24.00 per Cardinal share, with the actual number of shares to be issued for each Cardinal share to be based on the market value of MountainBank Financial's common stock immediately prior to consummation of the merger.

     Cardinal Bankshares Corporation, headquartered in Floyd, Virginia, has approximately $185 million in assets. It is the bank holding company for Bank of Floyd, which operates five banking offices in Floyd, Christiansburg, Hillsville, Roanoke and Willis, Virginia.

     MountainBank Financial Corporation, parent company of MountainBank headquartered in Hendersonville, N.C., has approximately $650 million in assets and currently operates 15 banking offices in nine western North Carolina counties and a mortgage subsidiary headquartered in Greenwood, South Carolina.

     Upon consummation of the transaction, Bank of Floyd will become a wholly owned subsidiary of MountainBank Financial Corporation and will continue to operate under its existing charter and name. Mr. Leon Moore, Cardinal's Chairman, President and CEO, will continue in his current position as Bank of Floyd's Chairman, President and CEO and will become a Director of MountainBank Financial Corporation.

     Mr. Moore commented on the announcement stating, "We are very excited with this opportunity to become a part of such a growing and dynamic organization as MountainBank. We believe that the combination of our two companies will provide our shareholders and staff with significant benefits and opportunities for growth while still providing the same personalized service that our customers have grown to expect from Bank of Floyd over the years. We look forward to joining MountainBank and together expanding our brand of banking in Southwest Virginia."

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